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EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Place of Incorporation
Overland Storage (Europe) Ltd.	United Kingdom
Overland Storage Export Limited	Barbados
Overland Storage SARL	France
Overland Storage GmbH	Germany
Tecmar, Inc.	Delaware

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  EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT